Exhibit 8.1

HUNTON ANDREWS KURTH LLP FILE NO: 79612.22

March 26, 2024
AG Mortgage Investment Trust, Inc.
245 Park Avenue, 26th Floor
New York, New York 10167

AG Mortgage Investment Trust, Inc.
Qualification as
Real Estate Investment Trust

Ladies and Gentlemen:
We have acted as tax counsel to AG Mortgage Investment Trust, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission on March 26, 2024, with respect to the offer and sale, from time to time, of up to an aggregate of $1,000,000,000 of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), shares of preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”), debt securities of the Company, warrants to acquire Common Stock or Preferred Stock, subscription rights and units comprising one or more of the preceding securities of the Company, that may be sold from time to time by the Company as set forth in the Registration Statement, as it may be amended from time to time. You have requested our opinion regarding certain U.S. federal income tax matters.
In giving this opinion letter, we have examined the following:
1.the Company’s Articles of Amendment and Restatement;
2.the Amended and Restated Limited Liability Company Agreement of Mortgage Acquisition Trust I LLC, a Delaware limited liability company (“MATT”), dated as of January 31, 2018, and the Amended and Restated Limited Liability Company Agreement of WMC Residential Mortgage Sub-REIT I LLC (“WMC Sub REIT”), dated as of December 19, 2019, in each case as amended and supplemented through the date hereof;

ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON
LONDON LOS ANGELES MIAMI NEW YORK RICHMOND SAN FRANCISCO TOKYO TYSONS WASHINGTON, DC
www.HuntonAK.com

AG Mortgage Investment Trust, Inc.
March 26, 2024

3.the Registration Statement and the prospectus filed as part of the Registration Statement (the “Prospectus”); and
4.such other documents as we have deemed necessary or appropriate for purposes of this opinion.
In connection with the opinions rendered below, we have assumed, with your consent, that:
1.each of the documents referred to above has genuine signatures, has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;
2.during their taxable years ending December 31, 2024 and future taxable years, the Company, MATT, and WMC Sub REIT have operated and will operate in a manner that will make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company and a certificate, dated the date hereof and executed by a duly appointed officer of each of MATT and WMC Sub REIT (together, the “Officer’s Certificates”), true for such years;
3.none of the Company, MATT or WMC Sub REIT will make any amendments to its organizational documents after the date of this opinion that would adversely affect the Company’s, MATT’s or WMC Sub REIT’s qualification as a real estate investment trust (a “REIT”) for any taxable year; and
4.no action will be taken by the Company, MATT or WMC Sub REIT after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.
In connection with the opinions rendered below, we also have relied upon the truth, accuracy and completeness of the factual representations and covenants contained in the Officer’s Certificates and the factual matters discussed in the Prospectus that relate to the Company’s status as a REIT. We are not aware of any facts that are inconsistent with the factual representations contained in the Officer’s Certificates. Where the factual representations in the Officer’s Certificates involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individual making such representations the relevant provisions of the Code, the applicable Regulations, the published rulings of the Service, and other relevant authority.
Based solely on the documents and assumptions set forth above, the representations and covenants set forth in the Officer’s Certificates, and the factual matters

AG Mortgage Investment Trust, Inc.
March 26, 2024

discussed in the Prospectus under the caption “Material Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:
(a)    the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2020 through December 31, 2023, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2024 and thereafter; and
(b)    the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Material Federal Income Tax Considerations” are correct in all material respects.
We will not review on a continuing basis the Company’s, MATT’s or WMC Sub REIT’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the Company’s, MATT’s or WMC Sub REIT’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this opinion letter or the Officer’s Certificates. In particular, we note that the Company has engaged in transactions in connection with which we have not provided legal advice and may not have reviewed. Moreover, we note that we did not represent the Company prior to June 25, 2012. Any material variation or difference in the facts from those set forth in the reviewed documents and upon which we have relied (including, in particular, the Registration Statement and the Officer’s Certificates) may adversely affect the conclusions stated herein. In addition, the Company’s, MATT’s and/or WMC Sub REIT’s qualification and taxation under the Code depends on the ability of the Company, MATT and/or WMC Sub REIT to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company, MATT and/or WMC Sub REIT utilizing any and all “savings provisions” available to the Company, MATT and/or WMC Sub REIT under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinion set forth above does not foreclose the possibility that the Company, MATT and/or WMC Sub REIT may have to utilize one or more of these “savings provisions” in the future, which could require the Company, MATT and/or WMC Sub REIT to pay an excise or penalty tax (which could be significant in amount) in order to maintain the Company’s REIT qualification.
The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that

AG Mortgage Investment Trust, Inc.
March 26, 2024

the law will not change in a way that will prevent the Company, MATT or WMC Sub REIT from qualifying as a REIT.
The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton Andrews Kurth LLP under the captions “Material Federal Income Tax Considerations” and “Certain Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Hunton Andrews Kurth LLP

09346/14086/24836